Exhibit 10.10.5

FIFTH AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Amendment”), is entered into as of May 4, 2016, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”) and SENDGRID, INC. (“Borrower”).

RECITALS

Borrower and Bank (as successor in interest by merger to Square I Bank) are parties to that certain Loan and Security Agreement dated as of June 27, 2013 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.                                      A new Section 2.1(c) is hereby added to the Agreement, as follows:

(c)                                  Usage of Letters of Credit Under the Letter of Credit Non-Formula Revolving Line.

(i)                                    Usage Period. Subject to and upon the terms and conditions of this Agreement, at any time from the Fifth Amendment Effective Date through the Letter of Credit Non-Formula Revolving Maturity Date, Borrower may request Letters of Credit, in amounts and upon terms as restricted in Section 2.1(c)(ii) below.

(ii)                                Letter of Credit Services. Subject to and upon the terms and conditions of this Agreement, Borrower may request Letters of Credit from Bank. The aggregate amount of Letters of Credit outstanding under this Section 2.1(c) at any time shall not exceed the Letter of Credit Services Non-Formula Revolving Line. The terms and conditions (including repayment and fees) of such Letters of Credit shall be subject to the terms and conditions of the Bank’s standard forms of applications and agreements for each specific Letter of Credit provided, each of which Borrower hereby agrees to execute.

(iii)                            Collateralization of Obligations Extending Beyond Maturity. If Borrower has not cash secured its obligations with respect to any Letter of Credit by the Letter of Credit Services Non-Formula Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Letter of Credit. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by

Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Letter of Credit are outstanding or continue.

2.                                      Section 2.3(a)(i) of the Agreement is hereby amended and restated, as follows:

(i)                                    Formula Advances.

(ii)                                  (A) If Borrower’s Cash at Bank is greater than $8,000,000, then, except as set forth in Section 2.3(b), the Formula Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) 0.50% above the Prime Rate then in effect; or (B) 4,00%.

(iii)                               (B) If Borrower’s Cash at Bank is not greater than $8,000,000, then, except as set forth in Section 2.3(b), the Formula Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) 1.25% above the Prime Rate then in effect; or (B) 4.75%.

3.                                      Section 6.7 of the Agreement is hereby amended and restated, as follows:

6.7                               Financial Covenants. Borrower shall maintain at all times the following financial ratios and covenants.

(a)                                 EBITDA Less Total CapEx. Measured monthly and calculated on a cumulative basis beginning January 1, 2016, Borrower shall achieve EBITDA Less Total CapEx of at least the amounts shown in the table immediately below for the corresponding reporting periods. For subsequent reporting periods, Bank and Borrower hereby agree that, on or before February 1 of each year during the term of this Agreement, Borrower shall provide Bank with a budget for the upcoming calendar year, which shall be approved by Borrower’s board of directors, and Bank shall use that budget to establish the EBITDA amounts for the upcoming year, with such amounts being incorporated herein by an amendment, which Borrower hereby agrees to execute.

Reporting Period Ending	Minimum EBITDA Less Total CapEx
January 31, 2016	$(2,400,000)
February 29, 2016	$(4,900,000)
March 31, 2016	$(7,600,000)
April 30, 2016	$(9,000,000)
May 31, 2016	$(10,400,000)
June 30, 2016	$(11,900,000)
July 31, 2016	$(12,500,000)
August 31, 2016	$(13,100,000)
September 30, 2016	$(13,700,000)
October 31, 2016	$(13,900,000)
November 30, 2016	$(14,100,000)
December 31, 2016	$(14,300,000)

(b)                                 Unfinanced Capital Expenditures. Borrower’s unfinanced capital expenditures, measured as of the last day of each calendar quarter and calculated on a cumulative year-to-date basis, shall not exceed the amounts set forth in the table immediately below for the corresponding reporting periods, For subsequent reporting periods, Bank and Borrower hereby agree that, on or before February 1 of each year during the term of this Agreement, Borrower shall provide Bank with a budget for the upcoming calendar year, which shall be approved by Borrower’s board of directors, and Bank shall use that budget to establish the unfinanced capital expenditures amounts for the upcoming year, with such amounts being incorporated herein by an amendment, which Borrower hereby agrees to execute.

Reporting Period Ending	Maximum Unfinanced Capital Expenditures
June 30, 2016	$4,000,000
September 30, 2016	$5,000,000
December 31, 2016	$6,000,000

4.                                      Section 7.2 of the Agreement is hereby amended and restated, as follows:

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of Borrower’s formation or relocate its chief executive office without 30 days prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Bank within 10 days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than 90 consecutive days; suffer a change on its board of directors which results in the failure of at least one partner of an Investor Representative to serve as a voting member, or suffer the resignation of one or more directors from its board of directors in anticipation of Borrower’s insolvency, in each case without the prior written consent of Bank which may be withheld in Bank’s sole discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

5.                                      The following defined terms are hereby added in Exhibit A to the Agreement, as follows:

“EBITDA Less Total CapEx” means (a) EBITDA, less (b) capital expenditures.

“Fifth Amendment Effective Date” means May 4, 2016.

“Investor Representative” means (i) Foundry, or (ii) Bessemer, or either of their Affiliates.

“Letter of Credit Services Non-Formula Revolving Line” means a Credit Extension of up to $2,000,000.

“Letter of Credit Services Non-Formula Revolving Maturity Date” means May 3, 2017.

6.                                      The following defined term in Exhibit A to the Agreement and its associated definition is hereby deleted in its entirety:

“EBITDA Plus Total CapEx”

7.                                      The following defined terms in Exhibit A to the Agreement are hereby amended and restated, as follows:

“Ancillary Services Sublimit” means a sublimit for Ancillary Services under the Formula Revolving Line not to exceed $5,000,000.

“Borrowing Base” means (A) for the period of time beginning on the Fifth Amendment Effective Date and continuing for 12 months thereafter, (i) five (5) (the “Primary Advance Rate”), multiplied by (ii) the average monthly Recurring Revenue for the trailing 3 months, as determined with reference to the most recent Borrowing Base Certificate delivered by Borrower, and (B) at all times thereafter, (i) four (4) (the “Secondary Advance Rate”, and together with the Primary Advance Rate, the “Advance Rate”), multiplied by (ii) the average monthly Recurring Revenue for the trailing 3 months, as determined with reference to the most recent Borrowing Base Certificate delivered by Borrower; provided that, in the case of both (A) and (B) above if Borrower’s most recently calculated Churn is greater than or equal to 5.00%, then Bank may change the applicable Advance Rate in its discretion.

“Credit Extensions” means each Formula Advance, Letter of Credit provided under the Letter of Credit Services Non-Formula Revolving Line, or any other extension of credit, by Bank to or for the benefit of Borrower hereunder.

“Formula Revolving Line” means a Credit Extension of up to $30,000,000 (inclusive of any amounts outstanding under the Ancillary Services Sublimit).

“Formula Revolving Maturity Date” means May 3, 2017.

8.                                      Subsection (c) of the defined term “Permitted Indebtedness” in Exhibit A to the Agreement is hereby amended and restated, as follows:

(c)                                  Indebtedness not to exceed $17,000,000 in the aggregate secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;

9.                                      Subsection (g) of the defined term “Permitted Investment” in Exhibit A to the Agreement is hereby amended and restated, as follows:

(g)                                 Investments in unfinanced capital expenditures in any fiscal year not to exceed (i) $6,000,000 for the 2016 calendar year and (ii) for future years an amount determined by Bank following receipt of Borrower’s board approved plan as detailed more specifically in Section 6.7(b) of this Agreement. The unfinanced capital expenditures limits for future years shall be set forth in an Amendment to this Agreement, which Borrower hereby agrees to execute.

10.                               Subsection (c) of the defined term “Permitted Liens” in Exhibit A to the Agreement is hereby amended and restated, as follows:

(c)                                  Liens not to exceed $17,000,000 in the aggregate (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

11.                               Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

12.                               Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all respects as of the date of this Amendment (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all respects as of such date).

13.                               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

14.                               As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Amendment, duly executed by Borrower;

(b)                                 an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)                                  payment of a $21,000 facility fee, which may be debited from any of Borrower’s accounts;

(d)                                 payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any related documents, and any UCC, good standing and intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

(e)                                  such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

BORROWER:

SENDGRID, INC.

By:	/s/ Yancey Spruill
Name:	Yancey Spruill
Title:	CFO/COO

BANK:

PACIFIC WESTERN BANK

By:	/s/ Adam Glick
Name:	Adam Glick
Title:	SVP

SIGNATURE PAGE TO FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT